Exhibit 99.1

InfuSystem Holdings, Inc.
3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Reports First Quarter 2021 Financial Results

Net Revenues: $24.5 million, a 14% increase

Net Income: $0.7 million, a $1.1 million increase,

Adjusted EBITDA: $6.2 million, a 51% increase, and

Adjusted EBITDA margin of 25.2%, a 6.3% increase

Company Reaffirms Full Year 2021 Guidance

Rochester Hills, Michigan, May 6, 2021 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2021.

2021 First Quarter Highlights:

●	Net revenues were $24.5 million, an increase of 14% vs. prior year.
●	Gross profit was $14.6 million, an increase of 15% vs. prior year.
●	Gross margin was 59.6%, an improvement of 0.8% vs. prior year.
●	Net income of $0.7 million, or $0.03 per diluted share, an improvement of $1.1 million compared to the net loss of $0.4 million, or $(0.02) per diluted share, during the prior year.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.2 million, an increase of 51% vs. prior year.
●	Net cash provided by operations was $2.7 million, an increase of 376% vs. prior year.

Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “We are off to a solid start in 2021, as our business model continued to strengthen in the first quarter with net revenue growth of 14%, net income growth of $1.1 million and Adjusted EBITDA growth of 51%. The solid financial results of the first quarter were consistent with plan as our team continued to operate at high levels across the board, which we believe positions InfuSystem for long-term success. We are building strong momentum in our businesses, laying the foundation for another expected record year in 2021.”

“During the first quarter, our two operating platforms – Integrated Therapy Services (ITS) and Durable Medical Equipment Services (DME), continued to deliver double-digit top-line growth. Driving ITS growth was our oncology business which delivered its second highest quarterly revenue ever. Pain management performed better than expected, as we treated a record number of patients with elective surgeries coming back online. Based on the traction we are gaining in pain management, we expect to more than double our pain revenue this year.”

“Our negative pressure wound therapy business is building momentum with our teams treating more patients during the first quarter of 2021 than any prior quarter. We are very optimistic about the prospects for our negative pressure business after completing our analysis of the current market disruption. We have made the strategic decision to take advantage of these market dynamics by dedicating more resources and capital investments to grow our negative pressure business. We expect significant top-line negative pressure revenue growth in 2021 as we work to accomplish our goal of capturing 5% to 10% of the estimated $600 million negative pressure home health care market.”

Mr. DiIorio continued, “Our DME business generated 15% revenue growth in the first quarter driven by strong market demand for infusion pumps. The new credit facility we entered into during the first quarter provided us the ability to acquire FilAMed and OB Healthcare, two biomedical service companies that enhance and broaden our service capabilities within the DME platform. These strategic acquisitions could be a significant catalyst that changes the growth profile of the DME business and puts it on par with our ITS business. We are excited with the synergies created by these two new additions which expands our addressable markets and puts the Company in a position of increased strength to attempt to aggressively grow InfuSystem’s market share in acute care.”

“Based on current information available to management, we are reaffirming our full year 2021 guidance. Additionally, we are projecting net revenues in our pain management and negative pressure businesses to be in the range of $8 million to $10 million in 2021 and exiting the year on a projected $12 million annual revenue run rate. Given the strength of our business activity planned for the second half of 2021, we may increase our full year 2021 guidance next quarter when we have more visibility on these positive developments. As we add new therapies and biomedical services to our platforms, we are focused on charging a path toward a new goal of 30% Adjusted EBITDA margins in future periods beyond 2021.”

“This is an extremely exciting time for InfuSystem as we are entering the next phase of growth. We are on target to launch our fourth ITS therapy in the coming months. We have identified and are evaluating a number of excellent opportunities that have the potential to significantly drive meaningful top- and bottom-line growth. I am confident our team will continue to successfully execute our growth plans with new therapies, services and partnerships while providing our customers with industry-leading service and improving patient outcomes for many years to come,” concluded Mr. DiIorio.

2021 First Quarter Financial Review

Results of operations

Net revenues for the first quarter ended March 31, 2021 were $24.5 million, an increase of $2.9 million, or 14%, compared to $21.6 million for the prior year first quarter. The increase was due to continued market penetration in Oncology, improved collections on billings, a strong market demand for infusion pumps in the DME Services segment and growth in both Pain Management and the new Negative Pressure Wound Therapy (“NPWT”) businesses.

ITS net revenue of $15.9 million increased $1.8 million, or 13%, during the first quarter of 2021 as compared to the prior year period. This increase was primarily attributable to growth in the Company’s customer base due to favorable changes in the competitive environment for oncology services, higher service volumes for Pain Management and new revenues from NPWT. Adding to these increases was improved third-party payer collections on billings and other market-related organic growth. Pain management net revenue for the 2021 first quarter increased due to additional sites of care added over the last year. The new NPWT was launched during the first quarter of 2020, but did not start to have measurable quarterly revenues until the second half of 2020. On a combined basis, Pain and NPWT net revenues increased by $0.6 million during the first quarter of 2021 as compared to the same period in 2020 which represented an increase of 95%.

DME Services net revenue of $8.6 million increased $1.1 million, or 15%, during the first quarter of 2021 as compared to the prior year period. This performance was driven by strong market demand for infusion pumps needed to treat COVID-19 patients, expansion of our market share with national home infusion service providers, the addition of new devices to our product offerings stemming from new partnerships with certain medical device manufacturers and the first revenues from FilaMed, the biomedical services company that we acquired in early February of this year. The increases mainly benefited rental and service revenues, which increased by $1.0 million during the first quarter of 2021 as compared with the prior year first quarter.

Gross profit for the first quarter of 2021 of $14.6 million increased $1.9 million, or 15%, from $12.7 million for the first quarter of 2020. Gross margin as a percent of net revenues increased to 59.6% during the first quarter of 2021 as compared to 58.8% during the prior year, an increase of 0.8%. This increase was due to an increase in gross margin for the DME Services segment partially offset by lower gross margin for the ITS segment.

ITS gross profit was $10.0 million during the first quarter of 2021, representing an increase of $0.9 million, or 10%, compared to the prior year. The improvement reflected an increase in net revenues offset partially by a lower gross margin percentage, which decreased from the prior year by 1.6% to 62.9%. The lower gross margin percentage was the result of a non-cash reserve adjustment of $0.4 million recorded for missing medical equipment offset partially by improved collections on billings during the quarter. The reserve adjustment for missing equipment was significantly higher than normal and is not expected to recur.

DME Services gross profit during the first quarter of 2021 was $4.6 million, representing an increase of $1.0 million, or 29%, over the prior year. The DME gross margin percent was 53.5% during the current quarter, which was 5.6% higher than the prior year. This increase was the result of improved gross margin mix associated with higher rental and service revenues.

General and administrative (“G&A”) expenses for the first quarter of 2021 were $10.4 million, an increase of 20% from $8.7 million for the first quarter of 2020. The increase of $1.7 million was largely due to an increase in stock-based compensation expense of $1.4 million, increases in employee compensation reflecting higher staff levels supporting the net revenue growth and annual inflation.

During the first quarter of 2021, the Company recorded a benefit from income taxes of $0.2 million, which included an excess tax benefit on stock compensation awards of $0.3 million. Adjusting for this benefit, the Company’s effective tax rate would have been 30% which differed from the U.S. statutory rate mainly due to the effects of state, local and foreign income tax jurisdictions.

Net income for the first quarter of 2021 was $0.7 million, or $0.03 per diluted share, an improvement of $1.1 million compared to a loss of $0.4 million, or $(0.02) per diluted share for the first quarter of 2020.

Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2021 was $6.2 million, or 25.2% of net revenue, and increased by $2.1 million or 51% over Adjusted EBITDA for the same prior year quarter of $4.1 million, or 18.9% of prior period net revenue.

Balance sheet, cash flows and liquidity

During the first quarter of 2021, operating cash flow increased to $2.7 million, a $2.1 million or 376% increase over operating cash flow during the prior year first quarter. The increase was primarily a result of a significant increase in net income, as adjusted for noncash items offset partially by an increase in working capital that was higher during the 2021 first quarter. Our capital expenditures, which include purchases of medical devices, totaled $2.5 million during the 2021 first quarter which was about half of the amount purchased during the same prior year period.

On February 5, 2021 we refinanced all of our existing bank debt under our 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing from the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. As a result, our available liquidity increased substantially, totaling $45.0 million at March 31, 2021, and consisted of $42.2 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $2.8 million. Our net debt, a non-GAAP measure (calculated as total debt of $32.4 million less cash and cash equivalents of $2.8 million) as of March 31, 2021 was $29.7 million representing an increase of $0.5 million as compared to our net debt of $29.2 million as of December 31, 2020 (calculated as total debt of $38.8 million less cash and cash equivalents of $9.6 million).

Full Year 2021 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2021 with net revenues estimated to be within the range of $107.0 million to $110.0 million; Adjusted EBITDA estimated to be within the range of $29.0 million to $30.0 million; and operating cash flow projected to be within the range of $21.0 million to $23.0 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be 27% for the year. Additionally, the Company is providing guidance on investing cash flows, which includes cash used to purchase medical devices and other capital expenditures and cash provided by the sale of used equipment, for the full year 2021 to be within the range of $12 million to $15 million.

The full year 2021 guidance reflects management’s current expectation for operational performance, given the current market conditions. The Company is subject to other risk factors, including risks discussed in our most recent annual report on Form 10-K. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call

The Company will also conduct a conference call for all interested investors on Thursday, May 6, 2021, at 9:00 a.m. Eastern Time to discuss its first quarter 2021 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (888) 428-7458 or (862) 298-0702, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (888) 539-4649 or (754) 333-7735, confirmation code 155635, through May 13, 2021.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors, and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, and Wound Therapy businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended March 31, 2021 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31,
	2021	2020

Net revenues	$24,463	$21,553
Cost of revenues	9,887	8,890
Gross profit	14,576	12,663

Selling, general and administrative expenses:
Provision for doubtful accounts	(70)	285
Amortization of intangibles	1,043	1,075
Selling and marketing	2,376	2,618
General and administrative	10,354	8,652

Total selling, general and administrative	13,703	12,630

Operating income	873	33
Other expense:
Interest expense	(322)	(403)
Other expense	(69)	(19)

Income (loss) before income taxes	482	(389)
Benefit from (provision for) income taxes	179	(29)
Net income (loss)	$661	$(418)

Net income (loss) per share:
Basic	$0.03	$(0.02)
Diluted	$0.03	$(0.02)
Weighted average shares outstanding:
Basic	20,338,160	19,918,298
Diluted	21,937,639	19,918,298

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

(UNAUDITED)

	Three Months Ended
	March 31,		Better/
(in thousands, except share and per share data)	2021	2020	(Worse)

Net revenues:
ITS	$15,911	$14,126	$1,785
DME Services (inclusive of inter-segment revenues)	9,998	8,665	1,333
Less: elimination of inter-segment revenues	(1,446)	(1,238)	(208)
Total	24,463	21,553	2,910
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,003	9,106	897
DME Services	4,573	3,557	1,016
Total	$14,576	$12,663	$1,913

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN:
	Three Months Ended
	March 31,
(in thousands)	2021	2020

GAAP net income (loss)	$661	$(418)
Adjustments:
Interest expense	322	403
Income tax (benefit) provision	(179)	29
Depreciation	2,527	2,328
Amortization	1,043	1,075

Non-GAAP EBITDA	$4,374	$3,417

Stock compensation costs	1,635	206
Medical equipment reserve (1)	468	26
Office move expenses	-	17
Acquisition costs	38	-
Management reorganization/transition costs	3	385
Certain other non-recurring costs	(358)	28

Non-GAAP Adjusted EBITDA	$6,160	$4,079

GAAP Net Revenues	$24,463	$21,553
Non-GAAP Adjusted EBITDA Margin	25.2%	18.9%

(1)   Amounts represent a non-cash expense recorded as a reserve for missing medical equipment and is being added back due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of adjusted EBITDA, have been included for comparability.

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands, except par value and share data)	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$2,761	$9,648
Accounts receivable, net	14,693	14,720
Inventories	3,229	3,001
Other current assets	2,804	2,402

Total current assets	23,487	29,771
Medical equipment for sale or rental	1,045	1,603
Medical equipment in rental service, net of accumulated depreciation	35,769	35,611
Property & equipment, net of accumulated depreciation	4,327	4,296
	-	-
Intangible assets, net	11,321	11,177
Operating lease right of use assets	4,376	4,461
Deferred income taxes	10,147	9,967
Other assets	115	105

Total assets	$90,587	$96,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,553	$6,779
Current portion of long-term debt	671	9,423
Other current liabilities	4,934	6,795

Total current liabilities	12,158	22,997

Long-term debt, net of current portion	31,747	29,378
Operating lease liabilities, net of current portion	3,733	3,864

Total liabilities	$47,638	$56,239

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,915,091 and 20,396,602, as of March 31, 2021, respectively, and issued and outstanding 23,816,193 and 20,297,704, as of December 31, 2020, respectively.	2	2
Additional paid-in capital	86,163	84,785
Accumulated other comprehensive income	158	-
Retained deficit	(43,374)	(44,035)

Total stockholders’ equity	42,949	40,752

Total liabilities and stockholders’ equity	$90,587	$96,991

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
(in thousands)	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$661	$(418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	(70)	285
Depreciation	2,527	2,328
Loss on disposal of and reserve adjustments for medical equipment	597	105
Loss (Gain) on sale of medical equipment	89	(1,140)
Amortization of intangible assets	1,043	1,075
Amortization of deferred debt issuance costs	96	4
Stock-based compensation	1,635	206
Deferred income taxes	(180)	9
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(420)	(1,628)
Inventories	(154)	(1,333)
Other current assets	(244)	(340)
Other assets	(40)	(19)
Changes in Liabilities - (Decrease)/Increase:
Accounts payable and other liabilities	(2,889)	1,423
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,651	557
INVESTING ACTIVITIES
Acquisitions	(1,204)	-
Purchase of medical equipment	(2,336)	(4,007)
Purchase of property and equipment	(138)	(529)
Proceeds from sale of medical equipment, property and equipment	876	500
NET CASH USED IN INVESTING ACTIVITIES	(2,802)	(4,036)
FINANCING ACTIVITIES
Principal payments on long-term debt	(40,093)	(9,229)
Cash proceeds from long-term debt	34,000	10,468
Debt issuance costs	(386)	-
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(565)	(426)
Cash proceeds from stock plans	308	74
Common stock - issued	-	250
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(6,736)	1,137
Net change in cash and cash equivalents	(6,887)	(2,342)
Cash and cash equivalents, beginning of period	9,648	2,647
Cash and cash equivalents, end of period	$2,761	$305